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                                                                    Exhibit 99.1

                                     FORM OF
                               NARA BANCORP, INC.
                    NARA BANK 2002 STOCK OPTION GRANT NOTICE

      Nara Bancorp, Inc. (the "COMPANY"), hereby grants to the Optionholder named below an option to purchase the number of shares of the Company's common stock set forth below. The terms and conditions of the Option are set forth in this Stock Option Agreement (the "AGREEMENT") and the Notice of Exercise, both of which are enclosed herewith and incorporated herein in their entirety.

Optionholder:                                        ____________________
Date of Grant:                                       ______________, 2001
Number of Shares Subject to Option:                  ____________________
Exercise Price Per Share:                            $___________________
Expiration Date:                                     ______________, 2011

Type of Grant:             [X] Nonstatutory Stock Option

Vesting Schedule: _____________________________________________________________

Payment: By one or a combination of the following items (as described in Section 3 of this Agreement):

                                By cash or check
                                Pursuant to a Regulation T Program
                                By delivery of already-owned shares

      ACKNOWLEDGEMENTS: By signing this cover sheet, you acknowledge receipt of, and understand and agree to, all of the terms and conditions described in this Agreement and Notice of Exercise, a copy of which also is enclosed. Further, you acknowledge that as of the Date of Grant, this Agreement and the Notice of Exercise set forth the entire understanding between you and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements (including, without limitation, any employment agreement with the Company) on that subject.

NARA BANCORP, INC.:                           OPTIONHOLDER:

By:________________________________           __________________________________
   Signature                                  Signature

Name:______________________________           Date:_____________________________

Title:_____________________________

Date:______________________________

Attachments:  Agreement and Notice of Exercise
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                      NARA BANK 2002 STOCK OPTION AGREEMENT

      The details of your option ("OPTION") to purchase shares of the Company's common stock (such common stock, or any security of the Company issued in substitution, exchange or lieu thereof, "COMMON STOCK") granted pursuant to this Agreement are as follows:

            1. VESTING. Subject to the limitations contained herein, your Option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For purpose of this Agreement, the term "CONTINUOUS SERVICE" means that your service with Nara Bancorp, Inc. (the "COMPANY"), or any corporation or entity that is a subsidiary of the Company ("SUBSIDIARY") within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), whether as an employee, director or consultant, is not interrupted or terminated. Your Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which you render services to the Company or a Subsidiary as an employee, director or consultant or a change in the entity for which you render such service, provided that there is no interruption or termination of your Continuous Service. For example, a change in status from an employee of the Company to a director of the Company will not constitute an interruption of Continuous Service. The board of directors of the Company (the "BOARD") or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

            2. NON-QUALIFIED OPTIONS. The Option granted under this Agreement is in the form of a Non-Qualified Stock Option, subject to the terms and conditions set forth in this Agreement. The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

            3. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share, as set forth on the cover sheet of this Agreement, may be adjusted from time to time for adjustments upon changes in capitalization of the Company. In the event of any change in capitalization affecting the Common Stock after the effective date of this Agreement, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination, exchange of shares, other form of reorganization or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the number of shares of Common Stock subject to your Option pursuant to this Agreement, and
(ii) the exercise price per share. Adjustments may also be made in the number of shares covered by, and the price or other value of your Option in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

            4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted on the cover sheet of this Agreement, which may include one or more of the following:

                  (A) In the Company's sole discretion at the time your Option is exercised, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

                                       2.
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                  (B) In the Company's sole discretion at the time your Option is exercised, by Delivery of already-owned shares of Common Stock that either have been held for the period required to avoid a charge to the Company's reported earnings (generally six months) or were not acquired, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at the Fair Market Value on the date of exercise.

                  (C) For the purpose of this Agreement, "DELIVERY," in the sole discretion of the Company at the time your Option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your Option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

                  (D) For the purpose of this Agreement, "FAIR MARKET VALUE" means, on any given date, the closing price for the Common Stock on such date, or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded, determined in accordance with the following rules:

                        (I) If the Common Stock is admitted to trading or listing on a national securities exchange registered under the Exchange Act, the closing price for any day shall be the last reported sale price during the last regular business day, or in the case no such reported sale takes place on such date, the average of the last reported bid and ask prices during the last regular business day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or is listed, or

                        (II) If not admitted to trading or listed on any national securities exchange, the last sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or, in case no such reported sale takes place, the average of the closing bid and ask prices on such date, or

                        (III) If not quoted on the NMS, the average of the closing bid and ask prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system, or

                        (IV) If the Common Stock is not listed on NASDAQ or any comparable system, the closing bid and ask prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Company for that purpose.

      5. WHOLE SHARES. Your Option may only be exercised for whole shares.

      6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your Option may not be exercised unless the shares issuable upon exercise of your Option are then registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option must also comply with other applicable laws and regulations governing the Option, and the Option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

      7. TERM. The term of your Option commences on the Date of Grant, as set forth on the cover sheet of this Agreement ("DATE OF GRANT") and expires upon the earliest of the following:



                                       3.
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                  (A) three (3) months after the termination of your Continuous
Service for any reason other than Disability (defined below) or death, provided that if during any part of such three (3) month period the Option is not exercisable solely because of the condition set forth in paragraph 6 hereto, the Option shall not expire until the earlier of the Expiration Date set forth on the cover sheet of this Agreement ("EXPIRATION DATE") or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

                  (B) twelve (12) months after the termination of your Continuous Service due to Disability;

                  (C) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

                  (D) the Expiration Date; or

                  (E) the tenth (10th) anniversary of the Date of Grant.

      For the purpose of this Agreement, "DISABILITY" means permanent and total disability as determined by the Board in accordance with the standards under
Section 22(e)(3) of the Code.

            8. EXERCISE.

                  (A) You may exercise the vested portion of your Option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

                  (B) By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your Option or (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise.

            9. CHANGE IN CONTROL.

                  (A) In the event of a Change in Control (as defined in paragraph (b) below) of the Company, and except as otherwise provided in this Agreement, if your Option is then outstanding, it shall become fully vested and exercisable as of the date of the Change in Control (and shall terminate at such time as specified in this Agreement).

                  (B) A "CHANGE IN CONTROL" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events:

                        (I) Any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), becomes the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board may be cast;

                        (II) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election or combination

                                       4.
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of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

                        (III) The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all of the assets of the Company; or

                        (IV) A tender offer or exchange offer is made for shares of Common Stock (other than one made by the Company) and shares of Common Stock are acquired thereunder (an "OFFER"). However, the acceleration of the exercisability of outstanding options upon the occurrence of an Offer shall be within the discretion of the Board.

                        (V) The formation of a holding company for the Company in which the shareholdings of the holding company after its formation are substantially the same as for the Company prior to the holding company formation does not constitute a Change in Control for purposes of this Agreement.

                  (C) In the event that any payment under this Agreement (alone or in conjunction with other payments) would otherwise constitute an "parachute payment" under Section 280G of the Code (in the sole judgment of the Company), such payment shall be reduced or eliminated to the extent the Company determines necessary to avoid deduction disallowance under Section 280G of the Code or the imposition of excise tax under Section 4999 of the Code. The Company may consult with you regarding the application of Section 280G and/or Section 4999 to payments otherwise due to you under this Agreement, but the judgment of the Company as to applicability of those provisions, the degree to which a payment must be reduced to avoid those provisions and whether your Option shall be reduced, is final. The Board shall act on behalf of the Company in interpreting and administering this limitation.

            10. TRANSFERABILITY. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option.

            11. OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or a Subsidiary, or of the Company or a Subsidiary to continue your employment. In addition, nothing in your Option shall obligate the Company or a Subsidiary, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director for the Company or a Subsidiary.

            12. WITHHOLDING OBLIGATIONS.

                  (A) At the time your Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or a Subsidiary, if any, which arise in connection with your Option.

                  (B) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may

                                       5.
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withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option a number of whole shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

                  (C) Your Option is not exercisable unless the tax withholding obligations of the Company and/or any Subsidiary are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

            13. ADMINISTRATION. The Board shall administer the terms and conditions of the Agreement. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Agreement:

                  (A) to construe and interpret the Agreement, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Agreement fully effective. All decisions and interpretations of the Board shall be binding on all persons, and

                  (B) to amend the Agreement, as provided in Section 14 hereto, and

                  (C) generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Agreement.

            14. AMENDMENT. The Board may at any time amend the Agreement in such respects as the Board may deem advisable; provided, however, that the Board may not amend the Agreement to impair your outstanding rights under the Agreement without your consent.

            15. NOTICES. Any notices provided for in your Option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

            16. GOVERNING LAW. This Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of California.

 By signing the cover sheet of this Agreement, you agree to all of the term and conditions described above.


                                       6.
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                         NOTICE OF STOCK OPTION EXERCISE
                               NARA BANCORP, INC.
                      NARA BANK 2002 STOCK OPTION AGREEMENT

Nara Bank, N.A.
__________________
_________, CA 9___                                 Date of Exercise: ___________

Ladies and Gentlemen:

      This constitutes notice under my Option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):                                 Nonstatutory [ ]

Stock option dated:                       ______________________________________

Number of shares as to which
option is exercised:                      ______________________________________

Certificates to be issued in name
of:                                       ______________________________________

Total exercise price:                     ______________________________________

Cash payment delivered herewith:          ______________________________________



      By this exercise, I agree (a) to provide such additional documents as you may require pursuant to the terms of the 2002 Stock Option Agreement and (b) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

      I hereby make the following certifications and representations with respect to the number of shares of common stock of the Company listed above (the "SHARES"), which are being acquired by me for my own account upon exercise of the Option as set forth above:

      I acknowledge that I will only be able to resell the Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, or another available exemption.

      I further acknowledge that all certificates representing any of the Shares subject to the provisions of the Option shall have endorsed thereon appropriate legends reflecting the foregoing in limitations, as well as any legends reflecting restrictions pursuant to the Company's organizational documents and/or applicable securities laws.

      I further acknowledge that there may be tax consequences as a result of the purchase or disposition of the Shares, and I have consulted with any tax consultants I wished to consult and I am not relying on the Company for any tax advice.

                                       Very truly yours,


                                       ____________________________